EXHIBIT 99.1

400 Centre Street, Newton, MA 02458-2076	tel: (617) 964-8389 fax: (617) 969-5730

FOR IMMEDIATE RELEASE	Contact:
Timothy A. Bonang,
Manager of Investor Relations
(617) 796-8149
www.hptreit.com

Hospitality Properties Trust Announces 2005 Third Quarter Results

Newton, MA (November 7, 2005):  Hospitality Properties Trust (NYSE: HPT) today announced its results of operations for the quarter and nine months ended September 30, 2005.

Results for the quarter ended September 30, 2005:

Net income was $30.6 million for the quarter ended September 30, 2005, compared to $30.7 million for the same quarter last year.  Net income available for common shareholders was $28.7 million, or $0.40 per share, for the quarter ended September 30, 2005, compared to $28.8 million, or $0.43 per share, for the same quarter last year.

Funds from operations (FFO) for the quarter ended September 30, 2005 were $69.7 million, or $0.97 per share.  This compares to FFO for the quarter ended September 30, 2004 of $59.9 million, or $0.89 per share.

The weighted average number of common shares outstanding totaled 71.9 million and 67.2 million for the quarters ended September 30, 2005 and 2004, respectively.

Results for the nine months ended September 30, 2005:

Net income was $81.7 million for the nine months ended September 30, 2005, compared to $91.2 million for the same period last year.  Net income available for common shareholders was $76.0 million, or $1.10 per share, for the nine months ended September 30, 2005, compared to $80.7 million, or $1.22 per share, for the same period last year.

Funds from operations (FFO) for the nine months ended September 30, 2005 were $197.8 million, or $2.86 per share.  This compares to FFO for the nine months ended September 30, 2004 of $176.5 million, or $2.66 per share.

The weighted average number of common shares outstanding totaled 69.2 million and 66.3 million for the nine months ended September 30, 2005 and 2004, respectively.

A Maryland Real Estate Trust with transferable shares of beneficial interest listed on the New York Stock Exchange.

No shareholder, Trustee or officer is personally liable for any act or obligation of the Trust.

Financing Activities:

On October 6, 2005, HPT raised its regular quarterly common share dividend by $0.01 to $0.73 per common share ($2.92 per share per year).  This regular quarterly dividend will be paid to common shareholders of record as of the close of business on October 21, 2005, and distributed on or about November 17, 2005.

In October 2005, the credit ratings of HPT’s senior unsecured debt obligations were raised to “BBB” and “Baa2” from “BBB-” and “Baa3” by Standard & Poor’s Rating Services and Moody’s Investors Service, respectively.  The interest rate on drawings under HPT’s revolving credit facility was reduced from LIBOR plus 80 basis points to LIBOR plus 65 basis points as a result of these ratings increases.

Investing Activities:

On September 30, 2005, HPT sold its Prime HotelSM located in Atlanta, Georgia for $3.2 million.  This hotel was included in a combination management agreement with Carlson Hotels Worldwide, or Carlson, with 11 other former Prime HotelsSM.  On November 1, 2005, HPT acquired a Country Inn & Suites by CarlsonSM hotel located in Brooklyn Center, Minnesota with 84 guestrooms from Carlson for $4.1 million as a replacement hotel.  The remaining 11 Prime HotelsSM were rebranded as Carlson owned brands during the second quarter of 2005 and are currently undergoing renovations.

Conference Call:

On Monday, November 7, 2005, at 1:00 p.m. Eastern Time, John Murray, president and chief operating officer, and Mark Kleifges, chief financial officer, will host a conference call to discuss the results for the quarter ended September 30, 2005.

The conference call telephone number is (877) 502-9276.  Participants calling from outside the United States and Canada should dial (913) 981-5591.  No pass code is necessary to access the call from either number.  Participants should dial in about 15 minutes prior to the scheduled start of the call.  A replay of the conference call will be available through Friday, November 11, 2005.  To hear the replay, dial (719) 457-0820. The replay pass code is 6192841.

A live audio webcast of the conference call will also be available in a listen only mode on the company’s web site, which is located at www.hptreit.com.  Participants wanting to access the webcast should visit the company’s web site about five minutes before the call.  The archived webcast will be available for replay on HPT’s web site for about one week after the call.

Supplemental Data:

A copy of HPT’s Third Quarter 2005 Supplemental Operating and Financial Data is available for download at HPT’s web site.

Hospitality Properties Trust is a real estate investment trust, or REIT, which owns 298 hotels located in 38 states, Puerto Rico and Canada as of November 1, 2005. HPT is headquartered in Newton, Massachusetts.

Hospitality Properties Trust

CONSOLIDATED STATEMENT OF INCOME AND FUNDS FROM OPERATIONS

(amounts in thousands, except per share data)

		Quarter Ended September 30,		Nine Months Ended September 30,
		2005	2004	2005	2004
	Revenues:
	Hotel operating revenues (1)	$184,379	$136,861	$510,485	$378,780
	Rental income	31,919	30,312	94,874	95,326
	FF&E reserve income (2)	4,963	4,660	14,200	14,000
	Interest income	426	159	956	428
	Total revenues	221,687	171,992	620,515	488,534

	Expenses:
	Hotel operating expenses (1)	134,888	94,896	367,657	259,216
	Interest (including amortization of deferred financing costs of $606, 686, 2,285 and $2,058, respectively)	16,056	12,530	49,076	37,775
	Depreciation and amortization	34,462	28,713	96,924	86,158
	General and administrative	5,696	5,146	17,856	14,353
	Loss on asset impairment (3)	—	—	7,300	—
	Total expenses	191,102	141,285	538,813	397,502

	Income before gain on sale of real estate	30,585	30,707	81,702	91,032
	Gain on sale of real estate	—	—	—	203

	Net income	30,585	30,707	81,702	91,235
	Preferred distributions	(1,914)	(1,914)	(5,742)	(7,760)
	Excess of liquidation preference over carrying value of preferred shares (4)	—	—	—	(2,793)
	Net income available for common shareholders	$28,671	$28,793	$75,960	$80,682

	Calculation of FFO (5):
	Net income available for common shareholders	$28,671	$28,793	$75,960	$80,682
Add:	FF&E deposits not in net income (2)	490	453	1,487	1,346
	Depreciation and amortization	34,462	28,713	96,924	86,158
	Deferred percentage rent (6)	1,121	900	3,008	2,167
	Deferred hotel operating income (7)	4,928	1,083	13,079	3,546
	Loss on asset impairment (3)	—	—	7,300	—
	Excess of liquidation preference over carrying value of preferred shares (4)	—	—	—	2,793
	Less:
	Gain on sale of real estate	—	—	—	(203)
	Funds from operations (“FFO”)	$69,672	$59,942	$197,758	$176,489

	Weighted average common shares outstanding	71,908	67,191	69,173	66,268

	Per common share amounts:
	Net income available for common shareholders	$0.40	$0.43	$1.10	$1.22
	FFO (5)	$0.97	$0.89	$2.86	$2.66
	Common distributions declared	$0.73	$0.72	$2.17	$2.16

See Notes on page 4.

Hospitality Properties Trust

NOTES TO CONSOLIDATED STATEMENT OF INCOME AND FUNDS FROM OPERATIONS

(amounts in thousands, except per share data)

(1)          At September 30, 2005, each of our 297 hotels are included in one of ten combinations of hotels of which 188 are leased to one of our taxable REIT subsidiaries and managed by independent hotel operating companies and 109 are leased to third parties. Our consolidated statement of income includes hotel operating revenues and expenses of managed hotels and rental income from our leased hotels. Certain of our managed hotels had net operating results that were less than the minimum returns due to us by $730 in the third quarter of 2005, and $730 and $4,070 in the first nine months of 2005 and 2004, respectively. These amounts are included in our consolidated statement of income as a net reduction to hotel operating expenses in each period because the minimum returns were funded by our managers. In the third quarter of 2004, all our managed hotel combinations had net operating results that were more than the minimum returns due to us.

(2)          Various percentages of total sales at most of our hotels are escrowed as reserves for future renovations or refurbishment, or FF&E Reserve escrows.  We own the FF&E Reserve escrows for all the hotels leased to our taxable REIT subsidiaries and for most of the hotels leased to third parties.  We have a security and remainder interest in the FF&E Reserve escrows for the remaining hotels leased to third parties.  When we own the FF&E Reserve escrows at hotels leased to third parties we report payments into the escrow as additional rent.  When we have a security and remainder interest in the FF&E Reserve escrows, deposits are not included in revenue but are included in FFO. We do not report the amounts which are escrowed as FF&E reserves for our managed hotels as FF&E reserve income in our consolidated statement of income.

(3)          In June 2005, we authorized Carlson Hotels Worldwide, or Carlson, to pursue the sale of our Prime HotelSM in Atlanta, GA. In connection with this decision, we recorded a $7,300 loss on asset impairment in the second quarter of 2005 to reduce the carrying value of the hotel to its estimated net realizable value less the cost to sell. We sold the hotel on September 30, 2005, for $3,227.

(4)          On April 12, 2004, we redeemed all of our outstanding 9 ½% Series A Preferred Shares at their liquidation preference of $25 per share, plus accumulated and unpaid dividends. We deducted the $2,793 excess of the liquidation preference of the redeemed shares over their carrying amount from net income in determining net income available to common shareholders in the calculation of earnings per share in the 2004 first quarter, which was when the redemption was approved by our board of trustees.

(5)          We compute FFO as shown. Our calculation of FFO differs from the NAREIT definition because we include FF&E deposits not included in net income (see note 2), deferred percentage rent (see note 6) and deferred hotel operating income (see note 7) and exclude loss on asset impairment (see note 3) and the excess of liquidation preference over carrying value of redeemed preferred shares (see note 4). We consider FFO to be an appropriate measure of performance for a REIT, along with net income and cash flow from operating, investing and financing activities. We believe that FFO provides useful information to investors because by excluding the effects of certain historical costs, such as depreciation expense, impairment charges and losses on early extinguishment of debt, it may facilitate comparison of current operating performance among REITs. FFO does not represent cash generated by operating activities in accordance with GAAP and should not be considered an alternative to net income or cash flow from operating activities as a measure of financial performance or liquidity. FFO is among the important factors considered by our board of trustees when determining the amount of distributions to shareholders. Other important factors include, but are not limited to, requirements to maintain our status as a REIT, limitations in our revolving bank credit facility and public debt covenants, the availability of debt and equity capital to us and our expectation of our future capital needs and operating performance.

(6)          In calculating net income we recognize percentage rental income received for the first, second and third quarters in the fourth quarter, which is when all contingencies are met and the income is earned. Although we defer recognition of this revenue until the fourth quarter for purposes of calculating net income, we include the amount in the calculation of FFO for each quarter of the year. The fourth quarter FFO calculation excludes the amounts recognized during the first three quarters.

(7)          Our rights to share in the operating results of our managed hotels in excess of the minimum returns due to us are generally determined based upon annual calculations. Our managed hotels generated net operating results that were $4,928 and $1,083, in the third quarter of 2005 and 2004, respectively, and $13,079 and $3,546, in the first nine months of 2005 and 2004, respectively, more than the minimum returns due to us. Typically the net operating results of our hotels are strongest during the second and third quarters of the year, which are the most active periods for business and leisure travel. We recognize income in excess of our minimum returns in the fourth quarter, which is when all contingencies are met and the income is earned. Although we defer recognition of this revenue until the fourth quarter for purposes of calculating net income, we include the amount in the calculation of FFO for each quarter of the year. The fourth quarter FFO calculation excludes the amounts recognized during the first three quarters.

Hospitality Properties Trust

CONSOLIDATED BALANCE SHEET

(dollars in thousands, except share data)

	September 30,	December 31,
	2005	2004
	(Unaudited)
ASSETS

Real estate properties, at cost:
Land	$536,589	$460,748
Buildings, improvements and equipment	3,067,592	2,720,242
	3,604,181	3,180,990
Accumulated depreciation	(596,726)	(556,517)
	3,007,455	2,624,473
Cash and cash equivalents	19,164	15,894
Restricted cash (FF&E reserve escrow)	32,369	38,511
Other assets, net	21,434	10,547
	$3,080,422	$2,689,425

LIABILITIES AND SHAREHOLDERS’ EQUITY

Revolving credit facility	$8,000	$72,000
Senior notes, net of discounts	921,484	621,679
Mortgage payable	3,781	3,826
Security deposits	185,304	175,304
Accounts payable and other liabilities	90,738	77,782
Due to affiliate	7,531	2,661
Dividends payable	1,914	50,300
Total liabilities	1,218,752	1,003,552

Commitments and contingencies

Shareholders’ equity:
Preferred shares of beneficial interest, no par value, 100,000,000 shares authorized:
Series B preferred shares; 8 7/8% cumulative redeemable; 3,450,000 shares issued and outstanding, aggregate liquidation preference $86,250	83,306	83,306
Common shares of beneficial interest; $0.01 par value; 100,000,000 shares authorized, 71,920,578 and 67,203,228 issued and outstanding, respectively	719	672
Additional paid-in capital	2,059,883	1,859,936
Cumulative net income	1,162,871	1,081,169
Cumulative preferred distributions	(57,422)	(51,680)
Cumulative common distributions	(1,387,687)	(1,287,530)
Total shareholders’ equity	1,861,670	1,685,873
	$3,080,422	$2,689,425

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